Exhibit 10.3

20% ORIGINAL ISSUE DISCOUNT PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, THE REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

AKARI THERAPEUTICS, PLC

20% ORIGINAL ISSUE DISCOUNT PROMISSORY NOTE

Original Issue Date: August [●], 2025	Original Interest Discount: 20%
Maturity Date: August [●], 2026 [1]	Original Principal Amount: $ [●]

AKARI THERAPEUTICS, PLC., a public company with limited liability incorporated under the laws of England and Wales, (the “Company”), for value received, hereby promises to pay to ___________________ or his, her or its permitted assigns or successors (the “Holder”), the principal amount of __________________________ dollars ($______________) (the “Principal Amount”), without demand, on the Maturity Date (as hereinafter defined).

Except as set forth in Section 3.1, payment of all principal due shall be in such coin or currency of the United States of America as shall be legal tender for the payment of public and private debts at the time of payment. This 20% Original Issue Discount Promissory Note (this “Note”) is unsecured.

This Note is a promissory note referred to in that certain Note Purchase Agreement dated as of August [●], 2025 (the “Purchase Agreement”), or series of like note purchase agreements, among the Company and the subscribers named therein, pursuant to which the Company is seeking to raise an aggregate of approximately $2,000,000 - $3,000,000 (or such higher amount as the Company’s Board of Directors shall determine). Capitalized terms used herein without definition have the meanings ascribed to them in the Purchase Agreement.

1 12 months from the Issuance Date.

1. Definitions.

1.1 Definitions. The terms defined in this Section 1 whenever used in this Note shall have the respective meanings hereinafter specified.

“Applicable Laws” means any and all applicable foreign, federal, state and local statutes, laws, regulations, ordinances, policies, and rules or common law (whether now existing or hereafter enacted or promulgated), of any and all governmental authorities, agencies, departments, commissions, boards, courts, or instrumentalities of the United States, any state of the United States, any other nation, or any political subdivision of the United States, any state of the United States or any other nation, and all applicable judicial and administrative, regulatory or judicial decrees, judgments and orders, including common law rules and determinations.

“Event of Default” shall have the meaning set forth in Section 5.1.

“Holder” or “Holders” means the person named above or any Person who shall thereafter become a recordholder of this Note in accordance with the terms hereof, including the Holder representation that they are an Accredited Investor as defined by Rule 501 under the Securities Act of 1933, as amended.

“Issue Date” means the issue date stated above.

“Maturity Date” means August [●], 2026.

“Securities Act” means the United States Securities Act of 1933, as amended.

2. GENERAL PROVISIONS.

2.1 Loss, Theft, Destruction of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount dated as of the date hereof. This Note shall be held and owned upon the express condition that the provisions of this Section 2.1 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Note and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without their surrender.

3. STATUS; RESTRICTIONS ON TRANSFER.

3.1 Status of Note. This Note is a direct, general and unconditional obligation of the Company, and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. This Note does not confer upon the Holder any right to vote or to consent or to receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder.

3.2 Restrictions on Transferability. This Note has not been registered under the Securities Act, or under any state securities or so-called “blue sky laws,” and may not be offered, sold, transferred, hypothecated or otherwise assigned except (a) pursuant to a registration statement with respect to such securities which is effective under the Act or (b) upon receipt from counsel satisfactory to the Company of an opinion, which opinion is satisfactory in form and substance to the Company, to the effect that such securities may be offered, sold, transferred, hypothecated or otherwise assigned (i) pursuant to an available exemption from registration under the Act and (ii) in accordance with all applicable state securities and so-called “blue sky laws.” The Holder agrees to be bound by such restrictions on transfer.

4. COVENANTS. In addition to the other covenants and agreements of the Company set forth in this Note, the Company covenants and agrees that so long as this Note shall be outstanding:

4.1 Payment of Note. The Company will punctually, according to the terms hereof, pay or cause to be paid all amounts due under this Note via corporate check, bank check, or wire transfer to the account and address directed by the Holder.

4.2 Notice of Default. If the Company becomes aware that any one or more events have occurred which constitute or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, the Company will forthwith give notice to the Holder, specifying the nature and status of the Event of Default.

4.3 Compliance with Laws. While this Note is outstanding, the Company will use its reasonable best efforts to comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

5. REMEDIES.

5.1 Events of Default. “Event of Default” wherever used herein means any one of the following events and the continuance of such breach for a period of twenty (20) days after such event:

(a) Default in the due and punctual payment of the principal of, or any other amount owing in respect of (including any fees and expenses then owing), this Note when and as the same shall become due and payable;

(b) The breach by the Company of any covenant or agreement of the Company in this Note (other than a covenant or agreement a default in the performance of which is specifically provided for elsewhere in this Section 5.1), and the continuance of such default for a period of ten (10) days after there has been given to the Company by the Holder a written notice specifying such default and requiring it to be remedied;

(c) The breach by the Company of any material covenant, agreement, representation or warranty of the Company contained in Sections 3 and 4 of the Purchase Agreement;

(d) The entry of a decree or order by a court having jurisdiction adjudging the Company as bankrupt or insolvent; or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 calendar days;

(e) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors; or

(f) The Company seeks the appointment of a statutory manager or proposes in writing or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or any group or class thereof or files a petition for suspension of payments or other relief of debtors or a moratorium or statutory management is agreed or declared in respect of or affecting all or any material part of the indebtedness of the Company;

(g) Any cessation of operations by the Company or the Company admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due;

(h) The Company attempts to assign this Note without the prior written consent of the Holder or consolidates with or merges into any other entity or transfers all or substantially all of its assets to any person or entity by operation of law or otherwise; or

(i) Effects of Default. If an Event of Default occurs, then and in every such case the Holder may declare this Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration, the Company shall pay to the Holder the outstanding principal amount of this Note, together with all expenses of collection hereof, including, but not limited to, attorneys’ fees and legal expenses.

5.2 Remedies Not Waived; Exercise of Remedies. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder. No failure or delay by the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. By acceptance hereof, the Holder acknowledges and agrees that this Note is one of a series of Promissory Notes of similar tenor issued by the Company (collectively, the “Related Notes”) and that upon the occurrence and during the continuance of any Event of Default, the holders of a majority in original principal amount of the Related Notes shall have the right to act on behalf of the holders of all such Notes in exercising and enforcing all rights and remedies available to all of such holders under this Note, including, without limitation, foreclosure of any judgment lien on any assets of the Company. By acceptance hereof, the Holder agrees not to independently exercise any such right or remedy without the consent of the holders of a majority in original principal amount of the Related Notes.

6. MISCELLANEOUS.

6.1 Severability. If any provision of this Note shall be held to be invalid or unenforceable, in whole or in part, neither the validity nor the enforceability of the remainder hereof shall in any way be affected.

6.2 Notice. Where this Note provides for notice of any event, such notice shall be given (unless otherwise herein expressly provided) in writing and either (a) delivered personally, (b) sent by certified, registered or express mail, postage prepaid or (c) sent by electronic transmission, and shall be deemed given when so delivered personally, sent by electronic transmission or mailed. Notices shall be addressed, if to Holder, to its address or e-mail address as provided in the Purchase Agreement or, if to the Company, to its principal office.

6.3 Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction).

6.4 Forum. The Holder and the Company hereby agree that any dispute which may arise out of or in connection with this Note shall be adjudicated before a court of competent jurisdiction in the state and federal courts sitting in the City of New York and they hereby submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, with respect to any action or legal proceeding commenced by either of them and hereby irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum.

6.5 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

6.6 Headings. The headings of the Articles and Sections of this Note are inserted for convenience only and do not constitute a part of this Note.

6.7 Amendments. This Note may be amended or waived only with the written consent of the Company and the holders of a majority in original aggregate principal amount of the Related Notes. Any such amendment or waiver shall be binding on all holders of the Notes, even if they do not execute such consent, amendment or waiver.

6.8 No Recourse Against Others. The obligations of the Company under this Note are solely obligations of the Company and no officer, employee or stockholder shall be liable for any failure by the Company to pay amounts on this Note when due or perform any other obligation.

6.9 Assignment; Binding Effect. This Note may not be assigned by the Company without the prior written consent of the Holder and any unauthorized assignment shall be null and void ab initio. This Note shall be binding upon and inure to the benefit of both parties hereto and their respective permitted successors and assigns.

6.10 Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its articles of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

In Witness Whereof, the Company has caused this Note to be signed by its duly authorized officer on the date hereinabove written.

Akari Therapeutics, Plc

By:
Name:	Abizer Gaslightwala
Title:	President and Chief Executive Officer